EXHIBIT 99.2

Fiscal Year Ended
($ millions)	March 2013

Cash provided by operating activities	$303.3
Plus (less):
Allocation of repurchase prepayment of 2.5% convertible senior notes	216.0
Interest expense, net of non-cash items	54.0
Current income tax expense	6.5
Gains/(losses) of investments	37.8
Net change of other assets and liabilities	(61.9)
EBITDA, Bank Defined	$555.7